Exhibit 99.4

ANATOLIA ENERGY LIMITED ACN 076 577 994 (Company)

and

SWELLCAP LIMITED (Consultant)

and

PAUL CRONIN

(Nominated Person)

CONSULTANCY SERVICES AGREEMENT

THIS AGREEMENT is made the 9th day of February 2015

BETWEEN

ANATOLIA ENERGY LIMITED (ACN 076 577 994) of Unit 3, 80 Colin St, West Perth 6005 (Company);

AND

SWELLCAP LIMITED of Pine House, The Square, Stow on the Wold, GL54 1AF, United Kingdom (Consultant);

AND

PAUL CRONIN of Brookview, Lower Swell, Cheltenham, GL54 1LF, United Kingdom (Nominated Person).

RECITALS

A.

This Agreement records the terms and conditions of the engagement of the Consultant by the Company to provide the Services on and from the Effective Date.

B.

The Nominated Person has agreed to be the person who will perform the Services set out in this Agreement on behalf of the Consultant and has also agreed to be appointed as Managing Director and Chief Executive Officer during the Term.

IT IS AGREED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement:

Agreement means the agreement constituted by this document and includes the recitals.

ASX means ASX Limited (ACN 008 624 691) or the Australian Securities Exchange, as the context requires.

ASX Listing Rules means the listing rules of ASX.

Board means the board of directors of the Company.

Business means the business of the Company (and its Related Bodies Corporate).

Confidential Information means all confidential information of the Company including but not limited to trade secrets, confidential know how, client lists, supplier lists, price lists, information about tenders and proposals to prospective clients, prospective client lists, information about products and services in development, business plans, marketing plans and computer software owned by or used by the Company of which you become aware or generate (both before and after the day of your appointment).

Corporations Act means the Corporations Act 2001 (Cth). Disclosed Interests means the interests disclosed in Schedule 1.

Documents includes software (including source code and object code versions), manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, documents, accounts, plans, formulae, designs, methods, techniques, processes, supplier lists, price lists, customer lists, market research information, correspondence, letters and papers of every description, including all copies of and extracts from any of the same.

Duty means any transfer, transaction or registration duty or similar charge imposed by any Government Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Effective Date means the date provided in Schedule 1.

Engagement means the engagement of the Consultant under this Agreement. Fee means the fee to be paid to the Consultant as provided in Schedule 1.

Government Authority means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

GST means the tax imposed by the A New Tax System (Goods and Services Tax imposition - General) Act 1999.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999.

Material Change means a material reduction in the Fee or a material diminution in the responsibilities or powers assigned to the Consultant or the Nominated Person, whether or not accompanied by a reduction in the Fee, excluding any such reduction or diminution arising with the Consultant's or Nominated Person's consent.

Non-cash Benefits means the benefits described in clause 5.4 and Schedule 1 (if any).

Party means a party to this Agreement.

Price Sensitive Information means any information which a reasonable person would expect to have a material effect on the price or value of securities of a Related Bodies Corporate and the expression "material effect on the price or value" will have the meaning given under section 1042D of the Corporations Act.

Related Body Corporate has the meaning given in the Corporations Act.

Services means all services to be provided by the Consultant and the Nominated Person to the Company pursuant to the terms of this Agreement, being as set out in clauses 4.2 and 4.3.

Shareholder means a holder of one or more fully paid ordinary shares in the capital of the Company.

Taxable Supply has the meaning given to it in the GST Act.

Transaction Bonus means the bonus described in clause 5.3 and Schedule 1.

1.2

Interpretation

In this Agreement unless the context otherwise requires:

(a)

headings are for convenience only and do not affect its interpretation;

(b)

an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c)

the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)

a reference to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)

a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)

a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)

words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)

reference to Parties, clauses, schedules, exhibits or annexures are references to Parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)

where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)

a reference to time is to Western Standard Time as observed in Perth, Western Australia;

(k)

where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

(l)

a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified free of all withholdings and deductions; and

(m)

a reference to $ or dollar is to the official currency of the Commonwealth of Australia.

2.

ENGAGEMENT

2.1

Engagement

The Company engages the Consultant to perform the Services upon the terms of this Agreement and the Consultant accepts that engagement.

2.2

Nominated Person

The Consultant and the Nominated Person covenant and agree that the Nominated Person will be the person who performs the Services on behalf of the Consultant during the Term. The Nominated Person may only be changed by written agreement of the Company and the Consultant.

2.3

Appointment as Managing Director and Chief Executive Officer

The Parties agree that the Nominated Person will be appointed as Managing Director and Chief Executive Officer of the Company.

3.

TERM

The Engagement will commence on the Effective Date and will continue until the date this Agreement is validly terminated in accordance with clause 14.

4.

SERVICES

4.1

Services

The Parties agree that the Consultant and the Nominated Person will provide the Services contained in clauses 4.2 and 4.3.

4.2

Specific Duties

In performing the services for the Company under this Agreement, the Consultant and the Nominated Person shall report directly to the Board and be responsible for:

(a)

managing the business of the Company and its Related Bodies Corporate including, without limitation, implementing strategic and tactical plans and managing operational functions to achieve the Company's goals and outcomes; review and initiate continuous improvement in support and administrative functions; implement employment policies and development of an effective and valued performance management framework;

(b)

using best endeavours to achieve the corporate objectives of the Company and its Related Bodies Corporate;

(c)

performing the services under this Agreement and using best endeavours to ensure that the business of the Company is conducted in accordance with the policies, procedures and/or directions as notified from time to time by the Board, including in accordance with the requirements of any approved budget or business plan;

(d)

complying with the reasonable directions of the Board from time to time including to undertake any activity for the benefit of the Company;

(e)

formulating strategies to promote and improve the financial performance of the Company;

(f)

advising the Board in relation to all relevant issues affecting the Company and its performance, including, without limitation, relevant corporate governance issues;

(g)

developing new opportunities and expanding the Company's current activities and market share;

(h)

settling, from time to time, the terms of any announcements that the Company is required to make to ASX in respect of its activities;

(i)

reviewing and initiating continuous improvement in support and administrative functions;

(j)

implementing the Company's policies, procedures and systems;

(k)

developing an effective and valued performance management framework;

(l)

supervising and implementing appropriate financial controls and accounting procedures, and the preparation of financial statements;

(m)

managing subordinate staff;

(n)

retaining specialist consultants and advisers; and

(o)

endeavouring to minimize the Company's exposure to risk.

4.3

General Duties

The Consultant and the Nominated Person shall:

(a)

assume and exercise the powers and perform the duties from time to time vested in or assigned to them by the Board or any officer or employee authorised by it for that purpose and will comply in all respects with the directions and regulations given or made by the Board, officer or employee;

(b)

faithfully serve the Company and its Related Bodies Corporate and use their best endeavors to promote the interest and welfare of the Company and its Related Bodies Corporate; and

(c)

devote the whole of their time and attention to the business of the Company and its Related Bodies Corporate during the normal working hours of the Company and at such other times as may be reasonably necessary.

4.4

Other Appointments

During the Term the Consultant and the Nominated Person must not be engaged or interested in any public or private work or duties which in the reasonable opinion of the Board may hinder or otherwise interfere with the performance of their duties under this Agreement.

Except with the consent in writing of the Board or pursuant to authority given by a resolution of the Company in general meeting, during the Term, the Consultant or the Nominated Person must not be engaged, concerned or interested either directly or indirectly in any other business competing in any material respect with the business for the time being of the Company or of any of its Related Bodies Corporate.

This clause 4.4 does not preclude the Nominated Person from holding non-executive positions with non-related companies as agreed by the Board or the Consultant or the Nominated Person from holding or being interested solely by way of a Bono fide portfolio investment in stocks, shares, units or other securities (quoted or unquoted) of any company, trust or other entity if that investment is undertaken in compliance with the Company's investment guidelines and policies (if any) in force from time to time.

4.5

Leave

The Consultant and Nominated Person are entitled to take in total 20 working days leave per year, which is not cumulative. The leave shall be taken at a time that is mutually convenient to the Parties, taking into consideration the requirements of the Company.

4.6

Place of Service

The Company acknowledges and agrees that the Consultant and Nominated Person shall, subject to clause 4.6, be based in and provide the Services from the United Kingdom.

4.7

Travel

The Consultant and Nominated Person acknowledge that as part of the Services the Nominated Person will be regularly required (even at very short notice) to travel to other places both inside and outside the United Kingdom including but not limited to Turkey, the United States and Australia.

4.8

Statutory Compliance

The Consultant must comply at its own cost and expense with all statutes, regulations, by-laws, ordinances or orders made thereunder, and the lawful requirements of any public, municipal or other authority, as far as these apply to the Consultant and/or the Nominated Person in performance of the Services.

5.

REMUNERATION

5.1

Consultant to Receive Fee

Upon the presentation by the Consultant to the Company of an itemised tax invoice, the Company will pay to the Consultant the Fee in consideration for providing the Services.

5.2

Fee Reviewed Annually

The Fee will be reviewed annually by the Company in accordance with the policy of the Company for the annual review of salaries or fees paid to consultants and directors of the Company.

5.3

Transaction Bonus

The Company with pay the Consultant the Transaction Bonus in the circumstances set out in Schedule 1.

5.4

Non-cash Benefits

The Parties agree that in addition to the Fee, the Consultant (or its nominee) will, at the absolute discretion of the Board and subject to Shareholder approval, be granted the Non-cash Benefits as an incentive to provide ongoing service and commitment to the Company.

5.5

Entitlements

The Consultant and/or the Nominated Person are not entitled to payment by the Company of salary, holiday pay, sick pay, severance pay, long service leave or any other entitlement which an employee has in respect of his or her employment.

5.6

Payments

The Consultant shall be liable to pay any wages, superannuation, taxes, levies, imposts, deductions, charges, withholdings, payments, contributions and duties imposed by any authorities or laws on any matter relating to or connected with the Fee and the Consultant and the Nominated Person shall indemnify and hold the Company harmless against any liability for the same.

6.

EXPENSES

On provision of all documentary evidence reasonably required by the Board (or its nominee), the Company will reimburse the Consultant for all reasonable expenses incurred in performing the Services, including the cost of the Nominated Person attending Board Meetings, travel, telephone and IT costs, accommodation and entertainment where agreed to by the Board.

7.

CONFIDENTIALITY

7.1

Secrecy of Confidential Information

The Consultant and the Nominated Person agree that the Confidential Information is at all times to be treated as secret and undertake to maintain and take all steps necessary to maintain the Confidential Information in strictest confidence.

7.2

Non-disclosure of Confidential Information

The Consultant and the Nominated Person represent and warrant that they will not, either during the Engagement or at any time afterwards except in the proper course of the Consultant's and the Nominated Person's duties under this Agreement or as required by law or by the Company, use or disclose to any person any Confidential Information, and the Consultant and the Nominated Person will use their best endeavours to prevent the unauthorised use or disclosure of Confidential Information by third parties.

7.3

Permitted Disclosure

The Company agrees that the Consultant and Nominated Person may disclose Confidential Information that was public knowledge at the time of Engagement or became so at a later date (other than as a result of a breach of this section 7), or that is required to be disclosed by a court, tribunal or law (in which event, the Consultant or Nominated Person must inform the Company prior to disclosure).

7.4

Disclosure to Third Parties

The Consultant and Nominated Person agree that they will require any third party who has been given access or shall be given access to the Confidential Information to maintain that information in the strictest confidence and to procure that they enter into confidentiality agreements with the Company on terms satisfactory to the Company in its reasonable discretion.

7.5

Termination

The Consultant and Nominated Person agree that If the Engagement is terminated for any reason, then:

(a)

the Consultant and Nominated Person must return all the Company's property to the Company on termination including all written or machine readable material Confidential Information;

(b)

the Consultant and Nominated Persons' obligations pursuant to this clause 7 continue after termination except for information that is part of your general skill and knowledge; and

(c)

the Consultant and Nominated Person must not record Confidential Information in any form after termination.

8.

PRICE SENSITIVE INFORMATION

8.1

Acknowledgment

The Consultant and the Nominated Person acknowledge that in the course of carrying out the Services they may receive Confidential Information including Price Sensitive Information affecting the Company and clients of the Business. Any disclosure, communication, use or misuse of Price Sensitive Information may have very serious implications for the Company and for the Consultant and the Nominated Person including in the case of the Consultant and the Nominated Person, contravention of investigation by the Australian Securities and Investments Commission, possible criminal prosecution and possible civil actions against the Consultant and the Nominated Person.

8.2

Termination if Breach

The Consultant and the Nominated Person acknowledge that the Company has the right to terminate this Agreement without notice if the Consultant or the Nominated Person disclose, communicate, use or misuse Price Sensitive Information without the prior written consent of the Board except to the extent that the Consultant or the Nominated Person is required by law to disclose, communicate or use it.

9.

INDEMNITY, INSURANCE AND ACCESS ARRANGEMENTS

The Company will arrange for a deed of insurance, indemnity and access to be prepared, which will be entered into by the Nominated Person and f he Company. The Company will also use its best endeavours to secure appropriate directors' and officers' liability insurance.

10.

RELATIONSHIP

10.1

Principal and Contractor

The relationship between the Company and the Consultant is that of principal and contractor. Nothing in this Agreement shall be taken so as to constitute, between:

(a)

the Company or any of its Related Bodies Corporate; and

(b)

the Consultant and/or the Nominated Person,

a relationship of partnership, principal and agent, employer and employee or joint venture.

11.

GST LIABILITY

11.1

Taxable Supply

Notwithstanding any provision in this Agreement, this clause 11 covers the GST liabilities of the Parties in relation to a Taxable Supply made by one party under this Agreement (the Provider) to the other party under this Agreement (the Recipient).

11.2

Obligation

The Recipient must pay to the Provider the amount equal to the amount of any GST the Provider is liable to pay on any Taxable Supply made by the Provider under this Agreement.

11.3

Timing

The Recipient must pay the Provider the amount in respect of GST the Recipient is liable to pay on each Taxable Supply at the same time and in the same manner as the Recipient is obliged to pay for the Taxable Supply provided that the Recipient may withhold payment of any amount in respect of GST until the Provider issues the Recipient with a valid Invoice covering the relevant taxable supply.

11.4

Exclusive of GST

Unless specific reference is made, the price for each Taxable Supply provided for by this Agreement, does not include GST.

12.

DELEGATION AND ASSIGNMENT

This Agreement is personal to the Parties and:

(a)

the Consultant will not delegate the performance of the duties set out in this Agreement to any employee or agent of the Company without the prior written consent of the Board or any nominee of the Board (other than the Nominated Person); and

(b)

this Agreement will not be assigned by any Party without the prior written consent of the other Parties.

13.

PROVISION OF INFORMATION AND PERSONAL INTERESTS IN SECURITIES

13.1

Provision of information

Under the ASX Listing Rules the Company will be required to provide information about the Nominated Person to the Australian Securities Exchange. Filings concerning the Nominated Person will also be made with various government authorities.

The Nominated Person agrees that they will provide to the Company Secretary promptly (and within required timeframes for filing that information) all information about them which may be required for this purpose including (without limitation):

(a)

details of their full name, address, date and place of birth; and

(b)

details of dealings by them, their spouse and minor children and entities associated with them or any of them, in securities issued by the Company.

13.2

Personal Interests in Securities

Under section 205G(1) of the Act, as a Director, the Nominated Person is required to notify ASX of the nature and extent of their "relevant interests" in securities of the Company or a Related Body Corporate, and of any contracts with the Company to which they are a party or under which they are entitled to benefit and that confer a right to call for, or deliver shares in, the Company or a Related Body Corporate.

Notification of relevant interests must be made within 14 days of:

(a)

The Nominated Person becoming a director (except if they retire and are re-appointed at that same meeting); and

(b)

any changes in their relevant interests.

In addition to this, under the ASX Listing Rules, the Company is required to give information concerning the Nominated Person's relevant interests in securities and transactions in securities to ASX within 5 business days of them becoming a director, any changes occurring and them ceasing to be a director. The Nominated Person will need to give the Company the necessary information to enable the Company to comply with its obligations under the ASX Listing Rules.

Please note that section 205G(6) of the Act relieves a director of a listed company of his or her obligations under section 205G(1) of the Act, provided all of the information required under section 205G(1) of the Act is given to ASX by the company under the ASX Listing Rules.

The Nominated Person agrees to the ongoing disclosure requirements set out in Schedule 2 "Directors' Disclosure Obligations" and agree to make the disclosures required by that schedule.

14.

TERMINATION

14.1

Termination Without Prior Notice

The engagement with the Company may be terminated without notice if the Consultant or the Nominated Person is guilty of serious misconduct, that is, misconduct of a kind such that it would be unreasonable to require the Company to continue the engagement during any notice period. Examples of such misconduct include if at any time the Consultant or the Nominated Person:

(a)

is affected by alcohol to a degree where, in the Company's reasonable opinion, it cannot fully perform it duties;

(b)

is convicted of any criminal offence other than an offence which in the reasonable opinion of the Company does not affect its position as consultant to the Company;

(c)

is guilty of any grave misconduct or wilful neglect in the discharge of its duties;

(d)

commits any serious or persistent breach of any of the provisions contained in this Agreement;

(e)

becomes of unsound mind or under the control of any committee or officer under any law relating to mental health; or

(f)

seriously breaches any occupational health and safety laws.

14.2

Termination with Notice

14.2.1 The Company may terminate this Agreement, without cause, by giving 12 months written notice, or pay the Consultant compensation in lieu of the notice (being 12 months payment of the Fee).

14.2.2 If the role of the Nominated Person is changed or the duties of the Consultant/Nominated Person under this Agreement are substantially altered, it will taken to be constructive dismissal in accordance with this clause.

14.3

Termination by the Consultant

The Consultant may terminate the engagement by giving at least 3 months written notice to the Company.

14.4

Effect of Termination

Upon termination of the engagement with the Company:

(a)

the Company's and the Consultant's rights and obligations shall, subject to clause 14.4(b), be at an end and the Company and the Consultant shall be free of and discharged from all liabilities under this Agreement except for the performance of those covenants and agreements (if any) which should have been performed prior to the termination of this Agreement and all damages for breach of the same; and

(b)

the Consultant shall immediately return to the Company all originals and copies of documents, records, note books and the like, in its possession, containing confidential information.

14.5

Limitations

The Company will not be obliged to make a payment under this clause that exceeds the maximum amount permitted by the ASX Listing Rules or the Corporations Act. In the event Shareholder approval is required before a portion of a payment under this clause is permitted by the ASX Listing Rules or the Corporations Act, the Company would be obliged to pay only the amount it is permitted to pay by the ASX Listing Rules or the Corporations Act without prior Shareholder approval, and the balance will only become payable in the event Shareholder approval is obtained. If Shareholder approval is required, the Company will seek such approval at its next Shareholder meeting for which the notice of meeting is despatched following the date of termination of this Agreement unless waived by written notice from the Consultant.

15.

CONSEQUENCES OF TERMINATION

15.1

Deliver up all Property

On termination of the Engagement, however occurring, the Consultant will immediately:

(a)

deliver up to the Company all property belonging to the Company or any of its Related Bodies Corporate which is in its or the Nominated Person's possession, including without limiting the foregoing, the Company's Documents; and

(b)

destroy all electronically stored information which is the property of the Company.

15.2

Resign Offices

On termination of the Engagement, however occurring, and in the event the Nominated Person, for any reason, becomes disqualified or prohibited by law from being or acting as a director or from being involved in the management of the Company, the Nominated Person, at the request of the Board, will resign from any office held by it in the Company or in any Related Body Corporate of the Company. If the Nominated Person fails to do so, the Company is irrevocably authorised to appoint another person in its name and on its behalf to execute all documents and to do all things requisite to give effect thereto.

15.3

No Representations

After termination of the Engagement, however occurring, the Consultant and the Nominated Person will not represent themselves as being in any way connected with or interested in the business of the Company or any of its Related Bodies Corporate.

16.

NOTICES

16.1

Notices in Writing

Each notice authorised or required to be given to a Party shall be in legible writing and in English addressed to the Party's address set out in clause 16.2 (or such other address nominated in accordance with clause 16.3).

16.2

Initial Address of Parties

The initial address of the Parties shall be as follows:

Party	Address	Attention
Anatolia Energy Limited	Unit 3, Colin Street West Perth, WA 6005	Scott Mison
Swellcap Limited	Kenton House, Oxford Road, Moreton in Marsh, GL56 0LA, United Kingdom	Paul Cronin
Paul Cronin	Brookview, Lower Swell, Cheltenham, GL54 1LF, United Kingdom	Paul Cronin

16.3

Change of Address

Each Party may from time to time change its address by giving notice pursuant to clause 16.1 to the other Parties.

16.4

Receipt of Notice

Any notice given under this Agreement will be conclusively deemed to have been received:

(a)

in the case of personal delivery, on the actual day of delivery;

(b)

if sent by mail, two (2) Business Days from and including the day of posting; or

(c)

if sent by e-mail, when a delivery confirmation report is received by the sender which records the time that the e-mail was delivered to the addressee's e-mail address (unless the sender receives a delivery failure notification indicating that the e-mail has not been delivered to the addressee), but if the delivery or receipt is on a day that is not a Business Day or is after 5:00 pm (addressee's time) it is regarded as received at 9:00 am on the following Business Day.

17.

FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

18.

ENTIRE AGREEMENT

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

19.

SEVERANCE

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

20.

VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

21.

COSTS

21.1

Duty

All Duty assessed on or in respect of this Agreement shall be paid by the Company.

21.2

Legal Costs

The Company shall bear the legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

22.

TIME

Time shall be of the essence in this Agreement in all respects.

23.

COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

24.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and the courts which hear appeals therefrom.

SCHEDULE 1

1.

Effective Date (clauses 1.1 and 3)

9 February 2015

2.

Term (clauses 1.1 and 3)

The Consultant shall be engaged by the Company until such time as the engagement is terminated in accordance with the terms of this Agreement.

3.

Fee (clauses 1.1 and 5.1)

GBP£192,000 per annum which sum shall accrue daily on and from the Effective Date and is payable monthly in arrears.

4.

Transaction Bonus (clauses 1.1 and 5.4)

In the event that a "Trigger Event" (as defined below) occurs, the Consultant will also be entitled to a transaction bonus equal to GBP£192,000 (Transaction Bonus). Trigger Event means:

(a)

shareholder approval of a scheme of arrangement between the Company and its members pursuant to section 411 of the Corporations Act and the scheme otherwise becoming unconditional;

(b)

receipt by the Company of a bidder's statement in respect of the Company, the bidder acquiring a voting power in the Company's shares of at least 50% and the takeover bid becoming unconditional; or

(c)

the date upon which a person or a group of associated persons becomes entitled, subsequent to the date of grant of this letter, to sufficient shares in the Company to give it or them the ability, in general meeting, to replace all or allow a majority of the Board in circumstances where such ability was not already held by a person associated with such person or group of associated persons.

The Transaction Bonus must be paid to the Consultant within 10 business days of the Trigger Event occurring.

If the Company commences negotiations in relation to an event described above, this Agreement is subsequently terminated and the "Trigger Event" subsequently occurs within 6 months, the Consultant will still be entitled to the Transaction Bonus.

5.

Non-cash Benefits (clauses 1.1 and 5.4)

Subject to shareholder approval, the Company shall issue to the Consultant (or its nominee) 3,000,000 Options, each to acquire 1 ordinary share in the Company, exercisable at 9c per Share on or before the 41d anniversary of the date of grant.

6.

Disclosed Interest (clauses 1.1 and 13.2)

Name of company, business or person	Nature of interest
RMB Resources Limited	Investment Advisor

SCHEDULE 2 — DIRECTORS DISCLOSURE OBLIGATIONS

1.

INITIAL DISCLOSURE

The Nominated Person will provide the following information as at the date they became a director:

(a)

details of all securities of the Company registered in the director's name, including the number and class of the securities;

(b)

details of all securities of the Company not registered in the director's name but in which the director has a relevant interest within the meaning of section 9 of the Corporations Act. These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest; and

(c)

details of all contracts (other than contracts to which the Company is a party) to which the director is a party or under which the director is entitled to a benefit, and that confer a right to call for or deliver shares in, or debentures of, the Company or a Related Body Corporate. These details include the number and class of the shares or debentures, the name of the registered holder if the shares or debentures have been issued and the nature of the director's interest under the contract.

The director must provide the information required under this section as soon as reasonably possible after the date of appointment and in any event no later than three business days after the date of appointment.

2.

ONGOING DISCLOSURE

The Nominated Person must provide the following:

(a)

details of changes in securities of the Company registered in the director's name other than changes occurring as a result of corporate actions by the Company. These details include the date of the change, the number and class of the securities held before and after the change, and the nature of the change, for example on-market transfer. The director must also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change;

(b)

details of changes in securities of the Company not registered in the director's name but in which the director has a relevant interest within the meaning of section 9 of the Corporations Act. These details shall include the date of the change, the number and class of the securities held before and after the change, the name of the registered holder before and after the change, and the circumstances giving rise to the relevant interest.  The director will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change; and

(c)

details of all changes to contracts (other than contracts to which the Company is a party) to which the director is a party of the type described in paragraph 1 (c). These details include the date of the change, the number and class of shares or debentures to which the interest relates before and after the change, the name of the registered holder if the shares or debentures have been issued, and the nature of the director's interest under the contract. The director will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

The director must provide the information required under this section as soon as reasonably possible after the date of the change and in any event no later than three business days after the date of the change.

3.

FINAL DISCLOSURE

The Nominated Person must provide the following information as at the date of ceasing to be a director:

(a)

details of all securities of the Company registered in the director's name, including the number and class of the securities;

(b)

details of all securities of the Company not registered in the director's name but in which the director has a relevant interest within the meaning of section 9 of the Act. These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest; and

(c)

details of all contracts (other than contracts to which the Company is a party) to which the director is a party of the type described in paragraph 1 (c). These details include the number and class of the shares or debentures, the name of the registered holder if the shares or debentures have been issued and the nature of the interest under the contract.

The director must provide the information required under this section on the date of ceasing to be director and in any event no later than three business days after ceasing to be a director.

4.

AGENCY

The Nominated Person authorises the Company to give the information provided by the director to ASX on the director's behalf and as the directors' agent.

EXECUTED by the Parties as an agreement. EXECUTED by ANATOLIA ENERGY LIMITED ACN 076 577 994 in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ [Illegible] Signature of director	[Illegible] Signature of director/company secretary

EXECUTED BY

SWELLCAP LIMITED

/s/ Paul Cronin

Signature of Director